SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) October 31, 2003

Wells Real Estate Investment Trust, Inc.

(Exact name of registrant as specified in its charter)

Maryland

(State or other jurisdiction of incorporation)

0-25739	58-2328421
(Commission File Number)	(IRS Employer Identification No.)

6200 The Corners Parkway, Suite 250, Norcross, Georgia	30092
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (770) 449-7800

(Former name or former address, if changed since last report)

Item 9.	Regulation FD Disclosure

October 31, 2003

Dear Financial Consultant:

Thank you for the confidence you and your clients have placed in the Wells REIT. In our ongoing effort to keep you apprised of activity in a timely fashion, we would like to provide you with some valuable information regarding the Wells REIT.

As you are probably aware, the number of shares available for sale to the public in the fourth offering of the Wells REIT is decreasing each day and is expected to be depleted sometime in the next month or so. More information on this topic will be coming to you shortly.

In the meantime, we would like to give you every opportunity to ensure that your clients have a chance to purchase the Wells REIT before the offering comes to a close. Transactions that tend to take longer than others are Transfer of Assets (TOA) requests. Our goal is to provide you with enough time to get TOAs processed by the relinquishing firm and accepted into the Wells REIT before the offering closes. To that end, we are alerting you now to give you time to pull the paperwork together for any TOAs you may be anticipating.

If any of your clients plan to purchase Wells REIT shares through a TOA, here is what you need to know:

•	We intend to accept TOA requests only through November 21, 2003.

•	Shares will be set aside for TOAs received by November 21, as long as all the documents are filled out accurately and legibly with proper signatures, making it possible to send the TOA directly on to the third party. (Note: Transfer amounts must be exact or estimated within ±10%.)

•	We intend to allow a reasonable amount of time for these TOAs to close, but if we do not receive the transfer of money from the third-party relinquishing institution by January 20, 2004, the TOA will be cancelled, and all documents will be returned.

If you have any questions regarding this information or if you need assistance with any of your investor accounts, please do not hesitate to call an Investor Services Specialist at 800-557-4830.

Sincerely,

Richard Scott

Vice President

Investor Relations and Accounting

FOR BROKER/DEALER USE ONLY

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Current Report on Form 8-K to be signed on its behalf by the undersigned hereunto duly authorized.

WELLS REAL ESTATE INVESTMENT TRUST, INC. (Registrant)

By:	/s/ Leo F. Wells, III
Leo F. Wells, III President

Date: October 31, 2003

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